EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements Nos. 33-42214, 33-98160, 33380857 and 333-80843 on Form S-8 of Axcess International, Inc. of our report dated April 14, 2008 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-KSB of Axcess International, Inc. for the year ended December 31, 2007.

/s/ Hein & Associates LLP
April 14, 2008
Dallas, TX